UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Hilton Hotels Corporation
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To: All Hilton Hotels Corporation Team Members

From: Steve Bollenbach and Matt Hart

Date: July 3, 2007

Subject: Hilton Hotels Corporation and The Blackstone Group

We are writing to you with some very exciting news about our company. Today, we announced that we have signed a merger agreement with affiliates of The Blackstone Group, an investment firm based in New York. This transaction will bring together Hilton’s world-class hotel operations with Blackstone’s significant portfolio of hotels and resorts to create the premier global hospitality business.

Blackstone is very positive about the direction and culture of our company and views this as an important strategic acquisition. What does that mean? It means they value our global presence, our strong brands, our systems and – importantly     the quality and experience of our team members around the world.

It also means they are committed to growing our company. If you read today’s press release, you will see that Blackstone intends to incorporate its hotels onto the Hilton platform. The release also explicitly mentions Blackstone’s intention to invest in Hilton properties and brands.

Blackstone has a proven track record of growing companies in our industry. For example, their portfolio of hotel properties includes La Quinta Inns and Suites, which they have grown nearly 50 percent since acquiring them in 2006. Blackstone has also reinvested almost $1 billion since acquiring LXR Luxury Resorts and Hotels, a group which contains such properties as The Boulders Resort and Spa in Arizona, the El Conquistador Resort in Puerto Rico, The Boca Raton Resort and Club in Florida, The Golden Door Spa in San Diego and The London NYC in New York.

In short, we believe our partnership with Blackstone will allow Hilton to enhance its growth potential. We also feel that Blackstone’s offer of $47.50 per share, 40 percent above yesterday’s closing price for Hilton stock, also represents a compelling deal for our shareholders. The deal is subject to their approval, and we anticipate closing during the fourth quarter of this year. Upon completion of this transaction, Hilton will become a private company.

We will do our best to keep you informed as things develop over the next few months with team member updates. In the meantime, keep up the good work that has made our business so successful. Your continued enthusiasm, professionalism and hard work will continue to be the key factors in making Hilton bigger and better than ever. As always, we thank you for that. We remain committed to our vision—to be The First Choice of the World’s Travelers.

Additional Information and Where to Find It

In connection with the proposed transaction, the Company intends to file a proxy statement with the Securities and Exchange Commission (the “SEC”).  Stockholders are urged to read the proxy statement (and all amendments and supplements to it) and other materials that the Company may file with the SEC when they become available in their entirety, because they contain important information about the proposed transaction.  The final proxy statement will be mailed to the Company’s stockholders.  Stockholders will be able to obtain free copies of the final proxy statement, as well as the Company’s other filings, without charge, at the SEC’s Web site (www.sec.gov) when they become available. Copies of the filings may also be obtained without charge from the Company by directing a request to:  Hilton Hotels Corporation, 9336 Civic Center Drive, Beverly Hills, CA, 90210, Attention:  Atish Shah, Investor Relations (Tel:  1 310 205 8664, Email: atish_shah@hilton.com).

Participants in the Solicitation

The Company’s directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from stockholders in respect of the proposed transaction.  Information regarding the Company’s directors and executive officers is available in the Company’s 2006 Annual Report on Form 10-K, filed with the SEC on February 28, 2007 and the Company’s proxy statement for its 2007 annual meeting of stockholders, filed with the SEC on April 12, 2007.  Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.